ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

THIS ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS (this "Assignment") is entered into by and between BSI2000, INC., a Delaware corporation, ("Buyer"), whose address is 12600 W. Colfax Avenue, Suite B410A, Lakewood, CO 80215 and THE NEW SYTRON, INC., a Colorado corporation ("Seller"), whose address is 11959 Discovery Court, Moorpark, CA 93021 on August 25, 2005.

RECITALS

By court orders dated February 2, 2005 and May 4, 2005, in Case No. 05 CV 15 pending in the District Court for Boulder County, Colorado, titled The New Sytron, Inc. v. DPI International Group, Seller was granted "full and final possession, control and ownership" of certain assets of DPI International Group, a Nevada Corporation ("Debtor"), including the access control system commonly known as MAXX-NET, MAXX-Net, Maxx-Net or any variation thereof (the "Maxx-Net System").

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Pursuant to the exercise by Buyer of its option to purchase under that certain Option to Purchase Agreement dated as of August 2, 2005 by and among Buyer, Seller and Ahmad Ibrahim, Seller hereby assigns to Buyer all right, title and interest which Seller and/or DPI International Group Inc., as debtor, has or may in the future have relating to possession, use and/or ownership of the following described assets (collectively, the "Assets"): The Maxx-Net System and any and all assets comprising components thereof, including any and all related software (source and object code), algorithms, computer processing systems, techniques, methodologies, formulae, processes, compilations of information, documentation, drawings, proposals, recommendations, job notes, reports, records, specifications, customer lists, customer contact information, trade names, trademarks, and any goodwill associated therewith, along with the right to apply for registration of the copyright in any related software, the right to create derivative works and the right to sue for past infringement of the copyright, trademark or any intellectual property right relating to the Maxx-Net System, whether patentable or not.

This assignment specifically includes the right to apply for registration of any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, works of authorship, innovations and improvements related in any way to the Maxx-Net System with appropriate government authorities anywhere in the world, the right to sue for past, present and future infringement, and all of the goodwill associated therewith. This assignment is being made pursuant to a private foreclosure sale by Seller in its capacity as a secured creditor of Debtor conducted under and in full compliance with the Colorado Uniform Commercial Code - Secured Transactions.

2.  Seller will provide all assistance reasonably requested by Buyer in the establishment, preservation and enforcement of Buyer's interests in the Assets (such as by executing documents, including assignments and patent applications and testifying, etc.), such assistance to be provided at Buyer's expense but without any additional compensation to Seller. If Seller fails to make an additional confirmatory assignment, this Assignment shall operate as an assignment.

3.  This Assignment shall be construed in accordance with and governed by the law of the State of Colorado, except to the extent that federal law applies.

The New Sytron, Inc., a Colorado corporation

By:
Ahmad Ibrahim
President

BSI2000, Inc., a Delaware corporation

By:
Jack Harper
President